Exhibit 99.2

Investor Relations Update
January 25, 2018
General Overview

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Accounting Changes - On January 1, 2018, the company adopted two new Accounting Standard Updates: (ASUs): ASU 2014-9: Revenue from Contracts with Customers (the “New Revenue Standard”) and ASU 2017-07: Retirement Benefits (the “New Retirement Standard”). The Company has recast certain 2017 financial information previously reported in accordance with GAAP in effect as of December 31, 2017 to reflect the adoption of these standards. This recast financial information is included in Exhibit 99.3 to this Form 8-K. All 2018 guidance is based off the recast 2017 financial information.

●	Revenue - The company expects its first quarter total revenue per available seat mile (TRASM) to be up approximately 2.0 to 4.0 percent year-over-year.

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Fuel - Based on the January 22, 2018 forward curve, the company expects to pay an average of between $2.07 and $2.12 per gallon of consolidated jet fuel (including taxes) in the first quarter. Forecasted volume and fuel prices are provided in the following pages.

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CASM - Consistent with guidance provided in October 2017, consolidated CASM excluding fuel and special items is expected to be up approximately 2.0 percent[1] in 2018. First quarter consolidated CASM excluding fuel and special items is expected to be up approximately 4.0 percent[1] year-over-year due primarily to salary and benefit increases provided to our team members (including the salary increases given to our pilots and flight attendants, which became effective on April 26, 2017), higher revenue-related expenses, increased rent and landing fees, and higher depreciation and amortization resulting from increased capex. For the remainder of the year, the company’s year-over-year increase in CASM excluding fuel and special items is expected to be smaller each quarter.

The company continues to expect its 2019 and 2020 CASM excluding fuel and special items to be up approximately 1.0 to 2.0 percent in each year.

●
Capacity - Consistent with previous guidance, 2018 total system capacity is expected to be up 2.5 percent vs. 2017 on a schedule over schedule basis. Actual capacity growth will be slightly higher due to the year-over-year impact of the flight cancellations resulting from two consecutive hurricanes that hit Florida and the Caribbean in September 2017. Growth is driven by utilization (~2.0 pts), expected completion factor (~0.5 pts) and increased gauge (~0.5 pts). Both full year domestic and international capacity is expected to be approximately 3.0 percent higher year-over-year.

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Liquidity - As of December 31, 2017, the company had approximately $7.6 billion in total available liquidity, comprised of unrestricted cash and investments of $5.1 billion and $2.5 billion in undrawn revolver capacity. The company also had a restricted cash position of $318 million.

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Capital Expenditures - The company expects to spend $3.7 billion in capex in 2018, including $1.9 billion in aircraft and $1.8 billion in non-aircraft capex. The company now expects to spend $2.8 billion in aircraft and $1.8 billion in non-aircraft capex in 2019 and $2.5 billion in aircraft and $1.6 billion in non-aircraft capex in 2020. The company anticipates that the aircraft capex for these years will be financed at approximately 80%.

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Taxes - As of December 31, 2017, the company had approximately $10.2 billion of federal net operating losses (NOLs) and $3.5 billion of state NOLs, substantially all of which are expected to be available in 2018 to reduce future federal and state taxable income. The company expects to recognize a provision for income taxes in 2018 at an effective rate of approximately 24 percent, which will be substantially non-cash.

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Pre-tax Margin and EPS - Based on the assumptions outlined above, the company expects its first quarter pre-tax margin excluding special items to be approximately 2.0% to 4.0%[1]. In addition, the company expects to report full year 2018 earnings per diluted share excluding special items between $5.50 and $6.50[1].

Notes:

1.	The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Financial Update
January 25, 2018
Financial Comments

•	All operating expenses are presented on a consolidated basis.

•
First quarter consolidated CASM excluding fuel and special items is expected to be up approximately 4.0 percent in the first quarter. This year-over-year increase is primarily driven by the impact of the company’s mid-contract pay increases to its pilots and flight attendants, which became effective on April 26, 2017, higher revenue-related expenses, increased rent and landing fees, and higher depreciation and amortization resulting from increased capex.

	1Q18E	2Q18E	3Q18E	4Q18E	FY18E2
Consolidated Guidance[1]
Available Seat Miles (ASMs) (bil)	~66.2	~73.4	~76.0	~69.1	~284.7
Cargo Revenues ($ mil)[3]	~225	~245	~250	~265	~985
Other Revenues ($ mil)[3]	~665	~670	~710	~700	~2,745
Average Fuel Price (incl. taxes) ($/gal) (as of 1/22/2018)	2.07 to 2.12	2.07 to 2.12	2.06 to 2.11	2.03 to 2.08	2.06 to 2.11
Fuel Gallons Consumed (mil)	~1,043	~1,154	~1,197	~1,090	~4,484
CASM ex fuel and special items (YOY % change)[4]	+3% to +5%	+1.5% to +3.5%	+0.5% to +2.5%	+0% to +2%	+1% to +3%
Interest Income ($ mil)	~(22)	~(27)	~(28)	~(26)	~(103)
Interest Expense ($ mil)	~267	~266	~264	~265	~1,062
Other Non-Operating (Income)/Expense ($ mil)[5]	~(75)	~(75)	~(75)	~(75)	~(300)

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	~(450)	~(450)	~(450)	~(450)	~(1,800)
Gross Aircraft CAPEX & net PDPs	~(390)	~(274)	~(688)	~(514)	~(1,866)
Assumed Aircraft Financing	~210	~191	~565	~363	~1,328
Net Aircraft CAPEX & PDPs[2]	~(180)	~(83)	~(123)	~(151)	~(538)
Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude special items. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	Cargo/Other revenue includes cargo revenue, loyalty program revenue, and contract services.
4.	CASM ex fuel and special items is a non-GAAP financial measure.
5.
Other Non-Operating (Income)/Expense primarily includes non-service related pension and retiree medical benefit income/costs, gains and losses from foreign currency, and income/loss from the company’s approximate 25% ownership interest in Republic Airways Holdings Inc.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update
January 25, 2018
Fleet Comments

•	In 2018, the company expects to take delivery of 22 mainline aircraft comprised of 16 B738 Max aircraft and 6 B789 aircraft. The company also expects to retire 19 MD80 mainline aircraft.

•
In 2018, the company expects to reduce the regional fleet count by a net of 4 aircraft, resulting from the addition of 9 CRJ700 aircraft, 6 E175 aircraft and 28 ERJ140 aircraft, as well as the reduction of 33 CRJ200 aircraft, 3 Dash 8-100 aircraft and 11 Dash 8-300 aircraft.

	Active Mainline Year Ending Fleet Count					Active Regional Year Ending Fleet Count[1]
	2017A	2018E	2019E	2020E		2017A	2018E	2019E	2020E
A319	125	125	125	125	CRJ200	68	35	35	35
A320	48	48	48	48	CRJ700	110	119	111	111
A321	219	219	219	219	CRJ900	118	118	118	118
A321 neo	—	—	25	50	DASH 8-100	3	—	—	—
A332	15	15	15	15	DASH 8-300	11	—	—	—
A333	9	9	9	—	E175	148	154	159	159
A350	—	—	—	2	ERJ140	21	49	49	49
B738	304	304	292	259	ERJ145	118	118	118	118
B738 Max	4	20	40	60		597	593	590	590
B757	34	34	34	24
B763	24	24	24	24
B772	47	47	47	47
B773	20	20	20	20
B788	20	20	20	20
B789	14	20	22	22
E190	20	20	—	—
MD80	45	26	—	—
	948	951	940	935

Notes:

1.
At the end of 2017, the company had 38 ERJ140 regional aircraft in temporary storage, which are not included in the active regional ending fleet count. Additionally, two E170 regional aircraft were being operated by Republic Airways Holdings Inc under a short-term contract that has now ended.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding
January 25, 2018
Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2018 are listed below.

•
On January 25, 2017, the company’s Board authorized a new $2.0 billion share repurchase program to expire by the end of 2018. This brings the total amount authorized for share repurchase programs to $11.0 billion since the merger. All prior repurchase programs had been fully expended as of December 31, 2016.

•
In the fourth quarter of 2017, the company repurchased 4.6 million shares at a cost of $227 million. Including share repurchases, shares withheld to cover taxes associated with employee equity awards and share distributions, and the cash extinguishment of convertible debt, the company’s share count has dropped 37 percent from 756.1 million shares at merger close to 475.5 million shares outstanding on December 31, 2017.

2018 Shares Outstanding (shares mil)[1]
	Shares
For Q1	Basic	Diluted
Earnings	475	478
Net loss	475	475

	Shares
For Q2-Q4 Average	Basic	Diluted
Earnings	477	479
Net loss	477	477

	Shares
For FY 2018 Average	Basic	Diluted
Earnings	476	479
Net loss	476	476
Notes:

1.
Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and does not assume any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation
January 25, 2018
The company sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The table below presents the reconciliations of mainline and regional operating costs (GAAP measure) to mainline and regional operating costs excluding special items and fuel (non-GAAP measure). Management uses mainline and regional operating costs excluding special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. Additionally, special items may vary from period-to-period in nature and amount. These adjustments to exclude aircraft fuel and special items allow management an additional tool to better understand and analyze the company’s non-fuel costs and core operating performance. Additionally, the table below presents the reconciliation of other non-operating expense (GAAP measure) to other non-operating expense excluding special items (non-GAAP measure). Management uses this non-GAAP financial measure to evaluate the company’s current performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the company’s core performance.

	American Airlines Group Inc. GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q18 Range		2Q18 Range		3Q18 Range		4Q18 Range		FY18 Range
	Low	High	Low	High	Low	High	Low	High	Low	High
Consolidated[1]
Consolidated operating expenses	$9,837	$10,038	$10,264	$10,476	$10,501	$10,721	$10,049	$10,260	$40,569	$41,414
Less fuel expense	2,159	2,211	2,389	2,446	2,466	2,526	2,213	2,267	9,226	9,451
Less special items	—	—	—	—	—	—	—	—	—	—
Consolidated operating expense excluding fuel and special items	7,678	7,827	7,875	8,030	8,035	8,195	7,836	7,993	31,343	31,963
Consolidated CASM (cts)	14.86	15.16	13.98	14.27	13.82	14.11	14.54	14.85	14.25	14.55
Consolidated CASM excluding fuel and special items (Non-GAAP) (cts)	11.60	11.82	10.73	10.94	10.57	10.78	11.34	11.57	11.01	11.23
YOY (%)	3.0%	5.0%	1.5%	3.5%	0.5%	2.5%	0.0%	2.0%	1.0%	3.0%
Consolidated ASMs (bil)	66.2	66.2	73.4	73.4	76.0	76.0	69.1	69.1	284.7	284.7

Other non-operating (income)/expense[1]
Other non-operating (income)/expense	$(75)	$(75)	$(75)	$(75)	$(75)	$(75)	$(75)	$(75)	$(300)	$(300)
Less special items	—	—	—	—	—	—	—	—	—	—
Other non-operating (income)/expense excluding special items	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(300)	(300)

Notes:	Amounts may not recalculate due to rounding.
1.
Certain of the guidance provided excludes special items. The company is unable to fully reconcile such forward-looking guidance to the corresponding GAAP measure because the full nature and amount of the special items cannot be determined at this time. Special items for this period may include merger integration expenses and fleet restructuring expenses.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements
January 25, 2018
Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors) and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Please refer to the footnotes and the forward looking statements page of this document for additional information